Exhibit 10.17

CODE OF BUSINESS CONDUCT AND ETHICS

PREMIUM NICKEL RESOURCES LTD. (“PNRL” or the “COMPANY”)

Contents

Table of Contents

Code of Business Conduct and Ethics	2
Introduction	2
We Insist on Honest and Ethical Conduct By All Our Representatives	2
Fair Dealing	3
Conflicts of Interest; Corporate Opportunities	3
Confidentiality and Corporate Assets	4
We Provide Full, Fair, Accurate, Timely and Understandable Disclosure	4
We Comply With all Laws, Rules and Regulations	5
Fraud and theft	5
Exploitation of the adult or child labor	6
Health and Safety	6
Drugs and Alcohol Consumption	6
Weapons	6
Harassment	7
Use of Electronic Information Systems	7
Gambling	7
Anticorruption Policy	8
Donation	8
Reporting and Effect of Violations	9
Administration	9
Reporting Violations and Questions	9
Consequences of a Violation	10
Retaliation	10
Reporting Contacts	10

C/O Bennett Jones LLP Attn: Sander Grieve
3400 – One First Canadian Place P.O. Box 130, Toronto, Ontario, Canada M5X 1A4
1

CODE OF BUSINESS CONDUCT AND ETHICS

Premium Nickel Resources Ltd. (the "Company") is committed to the highest standards of legal and ethical business conduct. This Code of Business Conduct and Ethics (the "Code") summarizes the legal, ethical and regulatory standards that we must follow and is a reminder to the directors, officers, employees, consultants and agents of the Company and its subsidiaries and affiliates of the seriousness of that commitment.

Directors, officers, employees, consultants and agents of the Company and its subsidiaries and affiliates are hereinafter referred collectively as our "Representatives".

Compliance with this Code and high standards of business conduct is mandatory for every Representative of the Company. It is the intention of this Code to be consistent with National Policy 58-201, complying with the guidelines set forth in Section 3.8 of such national policy.

Introduction

Our business is becoming increasingly complex in terms of the geographies in which we function and the laws with which we must comply. To help our Representatives understand what is expected of them and to carry out their responsibilities, we have created this Code. Our Chief Executive Officer ("CEO"), will have the primary responsibility of overseeing adherence to the Code. The Board of Directors and Chairman of the Audit Committee are responsible for ensuring the code is consistently applied.

This Code is not intended to be a comprehensive guide to all of our policies or to all your responsibilities under law or regulation. It provides general parameters to help you resolve the ethical and legal issues you encounter in conducting our business. Think of this Code as a guideline, or a minimum requirement, that must always be followed. If you have any questions about anything in the Code or appropriate actions in light of the Code, you may contact our CEO.

We expect each of our Representatives to read and become familiar with the ethical standards described in this Code and to affirm your agreement to adhere to these standards by signing the Compliance Certificate that appears at the end of this Code. Violations of the law, our corporate policies, or this Code may lead to disciplinary action, including dismissal.

We Insist on Honest and Ethical Conduct By All Our Representatives

We are looking to build our business based on quality Representatives who adhere to the very highest standards of honesty, ethics and fairness in our dealings with all of our business contacts. We place the highest value on the integrity of our Representatives and demand this level of integrity in all our dealings. We insist on not only ethical dealings with others, but on the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

C/O Bennett Jones LLP Attn: Sander Grieve
3400 – One First Canadian Place P.O. Box 130, Toronto, Ontario, Canada M5X 1A4
2

Fair Dealing

Our Representatives are required to deal honestly and fairly with our business partners, suppliers, competitors and other third parties.

In our dealings with business partners, suppliers, competitors and other third parties, the Company:

•

Prohibits bribes, kickbacks or any other form of improper payment, direct or indirect, to any representative of government, labor union, supplier or other business partner in order to obtain a contract, some other commercial benefit or government action;

•	Prohibits our Representatives from accepting any bribe, kickback or improper payment from anyone;
•	Prohibits gifts or favors of more than nominal value to or from our customers or suppliers;
•	Limits marketing and client entertainment expenditures to those that are necessary, prudent, job- related and consistent with our policies;
•	Requires clear and precise communication in our contracts, our advertising, our literature, and our other public statements and seek to eliminate misstatement of fact or misleading impressions;
•	Protects all proprietary data our customers or suppliers provide to us as reflected in our agreements with them; and
•

Prohibits our Representatives from otherwise taking unfair advantage of our customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

Conflicts of Interest; Corporate Opportunities

Our Representatives should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of the Company. In particular, without the specific written permission of our Chairman of the Audit Committee or our Board of Directors (including contracts approved by our Board of Directors), no Representative, or a member of his or her family shall:

•

Seek or accept any personal loan or services from any entity with which the Company or its subsidiaries does business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

•

Be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the Representative's responsibilities to the Company or its subsidiaries, (if in doubt, consult your supervisor, or the Chairman of the Audit Committee);

•	Accept any personal loan or guarantee of obligations from the Company or its subsidiaries, except to the extent such arrangements are legally permissible; or
•

Hiring relatives is allowed if: (i) relatives are not subordinate to the same immediate manager; (ii) relatives occupy positions where there is no relationship of subordination between them; (iii) relatives of representatives are approved in all stages of the selection

C/O Bennett Jones LLP Attn: Sander Grieve
3400 – One First Canadian Place P.O. Box 130, Toronto, Ontario, Canada M5X 1A4
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process; (iv) the participation of a relative in a selection process is submitted to the CEO for analysis and approval. – Representatives and directors must formally notify the CEO of the existence of kinship in the organization, suppliers and/or customers.

Our Representatives must immediately notify the Chairman of the Audit Committee of the existence of any actual or potential conflict of interest. The circumstances will be reviewed for a decision on whether a conflict of interest is present, and if so, what course of action is to be taken.

Confidentiality and Corporate Assets

Our Representatives are entrusted with our confidential information and with the confidential information of our business partners. This information may include (1) technical or scientific information about current and future projects or endeavors, (2) business or marketing plans or projections, (3) earnings and other internal financial data, (4) personnel information, (5) lists of current, past and potential business partners, and (6) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our business partners. This information is our property, or the property of our business partners, and in many cases was developed at great expense. Unless authorized by written approval by the Chairman of the Audit Committee or required by applicable law, our Representatives shall not:

•	Discuss confidential information with or in the presence of any unauthorized persons, including family members and friends;
•	Use confidential information for illegitimate business purposes or for personal gain;
•	Disclose confidential information to unauthorized third parties; and
•

Use our property or resources for any personal benefit or the personal benefit of anyone else. Our property includes, without limitation, our internet, email, and voicemail services, which should be used only for business related activities, and which may be monitored by us at any time without notice.

Corporate assets should be used in a responsible manner. It's expected that Representatives will refrain from using assets for personal reasons, and protect corporate assets from loss, theft, misuse and waste.

We Provide Full, Fair, Accurate, Timely and Understandable Disclosure

We are committed to providing our shareholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we may file with authorities. To this end, our Representatives shall:

•	Not make false or misleading entries in our books and records for any reason;
•	Not condone any undisclosed or unrecorded bank accounts or assets established for any purpose;
•	Comply with generally accepted accounting principles at all times;
•	Notify our Chairman of the Audit Committee or our legal counsel by telephone or in writing at the addresses as set out on the last page of this policy if you become aware of an unreported transaction;

C/O Bennett Jones LLP Attn: Sander Grieve
3400 – One First Canadian Place P.O. Box 130, Toronto, Ontario, Canada M5X 1A4
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•	Maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;
•	Maintain books and records that accurately and fairly reflect our transactions;
•	Prohibit the establishment of any undisclosed or unrecorded funds or assets;
•

Maintain a system of internal controls that will provide reasonable assurances to our management that material information about us is made known to management, particularly during the periods in which our periodic reports are being prepared;

•	Present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in our periodic reports; and
•	Not communicate to the public any nonpublic information except through, or as approved by, our Chief Financial Officer or CEO.

We Comply With all Laws, Rules and Regulations

We will comply with all laws and governmental regulations that are applicable to our activities, and expect all our Representatives to obey the law. Specifically, we are committed to:

•	Maintaining a safe and healthy work environment;
•

Promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex, age, national origin, disability or other factors that are unrelated to our business interests;

•	Supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;
•	Conducting our activities in full compliance with all applicable environmental laws;
•	Keeping the political activities of our Representatives separate from our business;
•	Prohibiting any illegal payments, gifts, or gratuities to any government officials or political party;
•	Prohibiting the unauthorized use, reproduction, or distribution of any third party's trade secrets, copyrighted information or confidential information;
•	Complying with all applicable provincial, state and federal securities laws or any provisions of applicable provincial, state or federal law relating to fraud against stockholders; and
•	Not tolerating any behavior that could constitute securities fraud, mail fraud, bank fraud, or wire fraud.

Fraud and theft

Fraud is considered as false or fraudulent representation by any means with the purpose of obtaining unfair advantage, money or other property. The term can include acts of misrepresentation, concealment, or use of false or forged information or false documents.

Theft means the subtraction of assets or any destructive act against the Company's property, plant and equipment.

In case of suspected fraud, theft and / or acts against the Company's property, a preliminary investigation will be performed to ascertain the facts. The report will be presented and assessed by the Audit Committee, which will decide on appropriate actions. The Audit Committee may decide to report or not (if not mandatory according to local laws) the fraud, theft or other unlawful act committed against the Company's property to the competent authorities, depending on the nature of the acts investigated and evidence gathered.

C/O Bennett Jones LLP Attn: Sander Grieve
3400 – One First Canadian Place P.O. Box 130, Toronto, Ontario, Canada M5X 1A4
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In the event of theft, fraud or other actions against the Company, the Representative involved will be subject to immediate termination with cause.

Representatives should not influence, coerce, manipulate or mislead any auditor engaged in the performance of an audit for any reason.

Exploitation of the adult or child labor

The Company does not allow any form of exploitation of adult or child labor, as well as maintaining relationships with vendors, entity or institutions that are complicit with this practice. This includes, but is not limited to slave labor, exploiting any worker, reducing someone to a condition analogous to slavery, subjecting them to hard labor or the exhausting journey, or subjecting them to degrading conditions work or restricting, by any means, their movement due to debt incurred with the employer or agent.

Health and Safety

We are all responsible for maintaining a safe and healthy workplace by following safety and health rules and practices. The Company is committed to keeping its workplaces free from hazards. Please report any accidents, injuries, unsafe equipment, practices or conditions immediately to a supervisor or other designated person. Threats or acts of violence or physical intimidation are prohibited.

In order to protect the safety of all employees, employees must report to work in condition to perform their duties and free from the influence of any substance that could prevent them from conducting work activities safely and effectively. The use of illegal drugs in the workplace is prohibited. See the Company's Environmental, Health and Safety Principles for further guidance.

Drugs and Alcohol Consumption

Alcohol consumption during work hours, as well as the exercise of professional function while intoxicated is forbidden. The use and possession of drugs is also prohibited, as to remain in the workplace in an altered state by the use of these substances, which can affect the safety and performance of both the Representative and his coworkers. The Representative found making use or under the influence of drugs, including alcohol, will be immediately removed from their functions and can be terminated with cause.

Weapons

The possession of weapons of any kind is strictly forbidden, be they melee weapons (switchblades, knives, etc.), fire, shock, lethal, non-lethal and ammunition. The carrying of weapons is permitted only and exclusively for security professionals (who provide service through the hiring of third party individuals and are specialized in armed surveillance), in the exercise of activities that ensure the safety of the Company and its employees.

Any employee found with possession of weapons, will be immediately removed from their functions and can be terminated with cause.

C/O Bennett Jones LLP Attn: Sander Grieve
3400 – One First Canadian Place P.O. Box 130, Toronto, Ontario, Canada M5X 1A4
6

Harassment

The moral and sexual harassment at work is characterized by the exposure of workers to humiliating and embarrassing repetitive and prolonged situations during the workday and related to the exercise of their functions.

Moral harassment occurs when someone is exposed to situations of humiliation during the workday.

Sexual harassment seeks sexual advantage or favor.

This attitude can be clear or subtle; can be spoken or only hinted at; can be explained in writing or gestures; can come in the form of duress, or also in the form of extortion.

The Company does not permit harassment, such as sexual, economic, moral or any other nature, or situations that constitute disrespect, intimidation or threat in the relationship between Representatives, regardless of their hierarchical level. An ethical behavior among subordinates and peers is expected at the Company as well as fair employment practices and a workplace in which all individuals be treated with dignity and respect.

The Representative who finds himself in a situation of discrimination, humiliation or subjected to prejudice, pressure, abuse or disrespect and feel embarrassed to discuss the matter with their supervisor must report it to the CEO or the Chairman of the Audit Committee, using the channels available.

Use of Electronic Information Systems

The password to access the system is of exclusive personal use, not being granted to third parties, even if a Representative permits it. Software or programs should not be copied or installed on Company computers without prior authorization from the CEO.

Electronic systems and computer resources are available to Representatives to support the performance of their function, being prohibited to exchange, download, store or use obscene, pornographic, violent, discriminatory, racist, defamatory files that disregard any individual or entity and are contrary to the policies and interests of the Company. Games and chain emails are also not permitted.

Users in general should have no expectation of privacy in the use of these systems and resources. For this reason, the Company may, at its discretion, use and monitor any information transmitted or resident in these media. This rule covers written or stored in an electronic information system and any associated media. Also includes information developed technically, gained by associations, acquisition, licensing, and purchase or entrusted to the Company.

Gambling

The gambling practice involving money or monetary values is not allowed on Company premises, including computer and internet games.

C/O Bennett Jones LLP Attn: Sander Grieve
3400 – One First Canadian Place P.O. Box 130, Toronto, Ontario, Canada M5X 1A4
7

Anticorruption Policy

A corruption act is not limited to the payment of bribes or cash. Offering "anything of value" to a public official may consist in acts of corruption. In general terms, "anything of value" means something that has value to the person to whom the advantage is offered or given, including: i) gifts; ii) favors; iii) payments; iv) job offers; v) travel and entertainment, among others.

The Company does not tolerate any act of corruption, such as offering or paying bribes, direct or indirectly, or anything of value to public officials to get an unfair advantage, retain business, divert funds, property or business opportunities; or improperly using company assets. This definition does not exclude other concepts and definitions of corruption provided for in applicable local laws.

The anti-corruption laws of certain countries include some exceptions for "facilitation payments" or "hospitality expenses". Facilitation payments are typically small amounts paid to facilitate an act of office routine whose realization is required by law or involves little or no discretion, such as a customs clearance.

The Company prohibits such payments, unless there is prior written permission of the Company. All persons subject to this Code, including consultants and other representatives of the Company, must inform and consult the Legal Department and the Audit Committee to determine if such payment is authorized, even if it appears to be a normal payment or with no major consequences for the Company.

It must be emphasized that facilitation payments are illegal in most jurisdictions and may constitute a crime. Similarly, if a country does not prohibit such payments to foreign officials, such payments to a domestic public official are generally illegal and may constitute a crime punishable by imprisonment and fines. All subjected to this Code are expected to take all necessary and possible measures to prevent the violation of this policy and seek appropriate guidance when necessary.

The Company does not accept any form of retaliation against individuals who in good faith report a potential violation, related to the Anticorruption Law or other matters provided concerning this Code.

Donation

All donations and sponsorships granted by the Company must be authorized in accordance with the Company´s Donation Policy. Donations made to charities and sponsorships can never be offered, promised or given by or on behalf of the Company if:

•	In exchange for an act or omission of the person who receives them;
•	In exchange for personal advantage or benefit of a public official;
•	To obtain or secure business for the company, directly or indirectly;
•	To obtain undue advantage; and / or
•	To induce or reward illegal or improper conduct.

C/O Bennett Jones LLP Attn: Sander Grieve
3400 – One First Canadian Place P.O. Box 130, Toronto, Ontario, Canada M5X 1A4
8

REPORTING AND EFFECT OF VIOLATIONS

Compliance with the Code is, first and foremost, the individual responsibility of every Representative. We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution. It is our responsibility to provide a system of reporting and access when you wish to report a suspected violation, or to seek counseling, and the normal chain of command cannot, for whatever reason, be used.

Administration

Our Board of Directors and Audit Committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. They have also charged the CEO to ensure adherence to the Code. While serving in this capacity, the Chairman of the Audit Committee and the CEO reports directly to the Board of Directors.

A copy of this Code will be included in the orientation of new Representatives and provided to existing Representatives on an on-going basis. To ensure familiarity with the Code, our Representatives will be asked to read the Code and sign a Compliance Certificate annually.

Any waiver of this Code of Conduct and Ethics may be made only by the Company's Board. Any waiver of the code in a material respect for any director or executive officer of the Company must be disclosed in a material change report as may be required under applicable regulations.

If the Board, or the Chairman of the Audit Committee believes that standards for compliance with the Code are not objective, or that the process for determining violations is not fair or that the Code is not conducive to prompt and consistent enforcement, or that the protection for persons reporting questionable behavior pursuant to the Code is inadequate (either under the Code or under the Company's other policies), the Board shall adopt, or the Chairman of the Audit Committee shall recommend to the Board for adoption appropriate changes to the Code or other policies.

Reporting Violations and Questions

Our Representatives must report, in person or in writing, any known or suspected violations of laws, governmental regulations or the Code, to the Chairman of the Audit Committee. Additionally, our Representatives may contact the Chairman of the Audit Committee with a question or concern about the Code or a business practice. Any questions or violation reports will be addressed immediately and seriously, and can be made anonymously. If you feel uncomfortable reporting suspected violations to these individuals, you may report matters to our outside counsel. The addresses and telephone numbers of these individuals are listed below.

It is not sufficient to report a suspected violation of the Code to a co-worker or to any person other than one of the individuals designated above.

Upon receipt of a complaint under the Code, we will investigate the complaint and will involve agencies and resources outside the Company if and/or when such outside involvement appears advisable or necessary. The report and investigation will be kept confidential to the extent consistent with the need for a thorough investigation and response and taking into consideration our disclosure obligations and requirements.

C/O Bennett Jones LLP Attn: Sander Grieve
3400 – One First Canadian Place P.O. Box 130, Toronto, Ontario, Canada M5X 1A4
9

Consequences of a Violation

If it is determined that a Representative of ours has violated the Code, we will take appropriate action including, but not limited to, disciplinary action, up to and including termination of employment. We will take the necessary corrective action reasonably calculated to address and to correct the alleged violation.

The Board shall promptly determine, or designate appropriate persons (including, if so determined by the Board, or the Chairman of the Audit Committee) who are able to determine appropriate actions to be taken in the event of violations of the Code by any Representatives. In determining what actions are appropriate in a particular case, the Board (or its designee) shall act consistently and take into account relevant information including the nature and severity of the violation, whether the violation was a single occurrence or a series of repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not Representatives in question had committed other violations in the past.

Retaliation

We are committed to maintaining an environment in which people feel free to report all suspected incidents of inaccurate financial reporting or fraud. No retaliatory action will be taken against any person who reports any conduct, which he or she reasonably believes, may violate the Code. In addition, no retaliatory action will be taken against any individual who in good faith assists or participates in an investigation, proceeding, or hearing relating to a complaint about our auditing or financial disclosures, or who files, causes to be filed, testifies, or otherwise assists in such a proceeding against us.

REPORTING CONTACTS

Chief Executive Officer

Keith Morrison

kmorrison@premiumnickel.com

Chairman of the Audit and Risk Committee:

John Hick

john@hick.wine

Approved by the Board of Directors of PNRL on August 9, 2022

C/O Bennett Jones LLP Attn: Sander Grieve
3400 – One First Canadian Place P.O. Box 130, Toronto, Ontario, Canada M5X 1A4
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